                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x]  Preliminary Proxy Statement
[ ]  Confidential for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 'ss'240.14a-11(c) or 'ss'240.14a-12

                             NAI Technologies, Inc.
                (Name of Registrant as Specified In Its Charter)

    -----------------------------------------------------------------------
   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.
[ ] $500 per  each  party  to the  controversy  pursuant  to  Exchange  Act
      Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which transaction applies:

         ------------------------------------------------------------------
         2)  Aggregate number of securities to which transaction applies:

         ------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

         ------------------------------------------------------------------
         4)  Proposed maximum aggregate value of transaction:

         ------------------------------------------------------------------
         5)  Total fee paid:

         ------------------------------------------------------------------

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

[x]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

         -------------------------------------------------

         2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------
         3)  Filing Party:

         -------------------------------------------------
         4)  Date Filed:

         -------------------------------------------------

Revised


                             NAI TECHNOLOGIES, INC.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674

                                 --------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         to be held on January 15, 1996

                                 --------------


         The Annual Meeting of Shareholders (the "Annual Meeting") of NAI Technologies, Inc., a New York corporation (the "Company"), will be held on January 15, 1996 at 10 a.m., at the Long Island headquarters of Chemical Bank, located at 395 North Service Road, Melville, New York 11747, for the following purposes:



         1. to ratify and approve the issuance by the Company of certain debt securities and warrants convertible or exercisable into or for approximately 8,000,000 shares of the Company's Common Stock to investors in a proposed private placement which will result in the potential issuance of more than 20% of the Company's Common Stock and may result in a change of control of the Company;

         2. to vote on an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000;

         3. to elect seven members of the Board of Directors;

         4. to vote to ratify and approve the selection of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1995; and

         5. to consider and act upon such other matters as may properly come before the Annual Meeting.

         All shareholders are cordially invited to attend. Only shareholders of record at the close of business on December 1, 1995 will be entitled to vote at the Annual Meeting or any adjournment thereof.

                                             By Order of the Board of Directors,



                                             Richard A. Schneider,
                                             Secretary

December 15, 1995

--------------------------------------------------------------------------------

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

--------------------------------------------------------------------------------

                             NAI TECHNOLOGIES, INC.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674

                                 --------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                         to be held on January 15, 1996

                                 --------------

                                  INTRODUCTION


General


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NAI Technologies, Inc., a New York corporation (the "Company"), of proxies for use at the annual meeting of shareholders (the "Annual Meeting") of the Company to be held at the Long Island headquarters of Chemical Bank, located at 395 North Service Road, Melville, New York 11747, on Monday, January 15, 1996 at 10 a.m., local time, and at any adjournment thereof. This Proxy Statement was first mailed to shareholders of the Company on or about December 15, 1995.


         At the Annual Meeting, the Company's shareholders will (i) vote to ratify and approve the issuance by the Company of certain debt securities and warrants convertible or exercisable into or for approximately 8,000,000 shares of the Company's Common Stock to investors in a proposed private placement (the "Investment Transaction") which will result in the potential issuance of more than 20% of the Company's Common Stock and may result in a change of control of the Company, (ii) vote on an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.10 per share, of the Company ("Common Stock") from 10,000,000 to 25,000,000, (iii) elect seven members of the Board of Directors, and (iv) vote to ratify and approve the selection of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending December 31, 1995. The shareholders may also conduct such other further business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors believes that the approval of the Investment Transaction and the related authorization of an additional 15,000,000 shares of Common Stock is necessary to enable the Company to restructure its debt which otherwise matures, with a payment of $15,225,000, plus interest accrued, being due and payable, on January 15, 1996 and otherwise to remain financially viable and to avoid seeking bankruptcy protection.

Record Date; Proxies


         The Board of Directors of the Company has fixed the close of business on December 1, 1995 as the record date (the "Record Date") for determining holders of Common Stock entitled to notice of and to vote at the Annual Meeting. Only holders of record of the Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting or at any adjournment thereof. At such date, there were issued and outstanding [7,459,437] shares of Common Stock, each of which is entitled to one vote on each matter presented at the Annual Meeting.


         Each shareholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that the shares owned by such shareholder are voted at the Annual Meeting. Any shareholder may revoke a proxy at any time before it is voted by: (i) delivering a written notice to the

Secretary of the Company, at the address of the Company set forth above, stating that the proxy is revoked; (ii) executing a subsequent proxy and delivering it to the Secretary of the Company; or (iii) attending the Annual Meeting and voting in person. Each properly executed proxy returned will be voted as directed. In addition, if no directions are given or indicated, the persons named in the accompanying proxy intend to vote proxies FOR the election of the nominees for director described herein unless authority to vote for directors is withheld. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the proxy shall have the discretion and authority to vote or to refrain from voting in accordance with their judgment on such other nominations. In addition, unless otherwise specified in the proxy, proxies will be voted IN FAVOR OF the proposal to ratify and approve the Investment Transaction, IN FAVOR OF the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 25,000,000, and IN FAVOR OF ratification and approval of the selection of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1995.

Required Vote

The holders of a majority of the outstanding shares of Common Stock on the Record Date are necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting and voting is required to ratify and approve the Investment Transaction. Accordingly, votes "withheld" will not count against the ratification of the Investment Transaction. Brokers do not have discretionary authority to vote on the proposal to approve the Investment Transaction. See "Approval of Investment Transaction." The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock. Accordingly, votes "withheld" will count against the proposal to amend the Certificate of Incorporation. Brokers do not have discretionary authority to vote on the proposal to amend the Certificate of Incorporation. See "Proposal to Amend the Company's Certificate of Incorporation to Increase the Authorized Shares of Common Stock." The affirmative vote of the holders of a plurality of the shares of Common Stock is required to elect directors. Accordingly, votes "withheld" from director-nominee(s) will not count against the election of such nominee(s). Brokers have discretionary authority to vote on the election of directors. See "Election of Directors." The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting and voting is required to ratify and approve the selection of auditors. Accordingly, votes "withheld" will not count against the ratification of the selection of such auditors. Brokers have discretionary authority to vote on the ratification of the selection of auditors. See "Ratification of the Selection of Independent Auditors."


Dissenters' Rights



         Shareholders do not have dissenters' rights of appraisal with respect to any of the matters to be acted upon at the Annual Meeting.


Other Action At Annual Meeting

         The Company does not know of any other matters to be presented at the Annual Meeting. If any additional matters should be properly presented, proxies will be voted in accordance with the judgment of the proxy holders.

Cost of Solicitation


         The Company will bear the cost of soliciting proxies estimated at approximately $[50,000]. The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies in connection with the Annual Meeting for which it will receive an estimated fee of approximately $[15,000] plus reasonable out-of-pocket expenses. Directors, officers and employees of the Company may also solicit proxies personally or by telephone, telegram or mail. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of the Common Stock held of record by such persons and the Company will, upon request, reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.


                       APPROVAL OF INVESTMENT TRANSACTION


General



         The Company proposes to offer up to 8,000 units (the "Units"), each Unit consisting of $1,000 principal amount of the Company's 12% Convertible Subordinated Promissory Notes due 2001 (the "Notes") and a detachable warrant (the "Warrant" and, together with the Notes, the "Securities") to purchase Common Stock at a purchase price of $1,000 per Unit or up to an aggregate purchase price of $8,000,000 on a "best efforts -- 6,000 Units or none" basis to selected qualified investors (the "Investment Transaction"). Pending the sale of at least 6,000 Units, the minimum number of Units proposed to be offered, all proceeds from the sale of the Units will be promptly transmitted to and deposited in an escrow account at Citibank, N.A., New York, New York. Unless 6,000 Units are sold within a period of 60 days following the date of the commencement of the offering (which period may be extended up to an additional 30 days at the election of the Company and the placement agent) (the "Offering Period"), the offering will be withdrawn and the proceeds will be promptly returned to investors with interest at 12% per annum. If 6,000 Units are sold within the Offering Period, the remaining 2,000 Units will be offered for sale on a "best efforts" basis until either all of the Units offered thereby are sold or the Offering Period ends, whichever occurs first. Commonwealth Associates ("Commonwealth") will act as the placement agent for the Company in connection with the Investment Transaction.



         The Notes are convertible by the holders into shares of Common Stock at a conversion price equal to $2.00 per share, subject to adjustment. Interest on the Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996. The Notes will mature on January 15, 2001 and will be subject to prepayment, at any time after the third anniversary of the date of issuance, at the option of the Company without premium or penalty. The Notes will be unsecured obligations of the Company subordinate in right of payment to all Senior Indebtedness (as hereinafter defined) of the Company. At November 25, 1995, the amount of Senior Indebtedness outstanding was $15,225,000. The Notes will contain certain restrictions on the Company relating to, among other things, the negative pledge of the Company's assets not otherwise encumbered by the holders of the Senior Indebtedness. See "Description of the Securities--The Notes."



         Each Warrant entitles the holder thereof to purchase 250 shares of Common Stock at any time and from time to time on or before January 15, 2001, at an exercise price equal to $2.50 per share of Common Stock, subject to adjustment. See "Description of the Securities--The Warrants." The
Warrants will be immediately detachable and separately transferable.

         The conversion price of the Notes and the exercise price of the Warrants will be adjusted to $1.50 or $1.00, respectively, if the earnings before interest and taxes of the Company as adjusted to reflect any amortization of expenses associated with the Investment Transaction fall below $4,500,000 or $3,000,000 in 1996. Should the Company sell the stock or assets of a subsidiary in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The conversion price of the Notes and the exercise price of the Warrants may be reduced if such reduction is in the opinion of the Company necessary to effectuate the sale of the Securities. The conversion price and the number of shares of Common Stock to be received upon conversion and the exercise price and the number of shares to received upon exercise are subject to adjustment upon the occurrence of certain events. The Company may force conversion of the Notes if, during any period prior to maturity, the closing price of the Common Stock exceeds $6.00 per share for 30 consecutive trading days. See "Approval of Investment Transaction -- Description of the Securities."



         The Investment Transaction will be with a limited number of accredited investors ("Investors") pursuant to the exemption from registration afforded by Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). On October 13, 1995, Charles S. Holmes loaned the Company $1,000,000 at 12% interest (the "Holmes Transaction") which will be integrated with an additional investment of $1,000,000 in the Investment Transaction. See "Approval of Investment Transaction -- Background of Investment Transaction -Capital and Credit Transactions." Mr. Holmes has committed to make such investment which is a condition to closing of the Investment Transaction. Mr. Holmes became a director of the Company in October 1995 and will take an active role in the Company following the completion of the Investment Transaction. Two other individuals acceptable to the Company and who are designated by the Investors (including one designated by Mr. Holmes) will also be appointed to the Company's Board of Directors following the resignation of two then-current members of the Board of Directors. See "Election of Directors."



         Warrants to purchase between 600,000 and 800,000 shares of Common Stock (based on the amount of Notes sold) at $2.50 per share will be issued to Commonwealth in connection with the private placement. Warrants to purchase an aggregate of 1,700,000 additional shares of Common Stock at $2.50 per share will be issued to Charles S. Holmes for past advisory services in connection with the private placement and the engagement of Commonwealth and as a result of the Holmes Transaction and the additional $1,000,000 investment. See "Approval of Investment Transaction -- Commonwealth Placement Agreement." The Company did not previously have a relationship or affiliation with either Mr. Holmes or Commonwealth or any affiliates of either.



         Completion of the Investment Transaction is subject to the restructuring of and amendment of certain other terms under the Company's Amended and Restated Credit Agreement, dated as of April 12, 1995, and as amended to date (the "Existing Credit Agreement"), with two bank lenders (the "Bank Lenders"), and the completion of a due diligence review by Commonwealth. If all of the Notes are sold and converted, an aggregate of 4,000,000 shares of Common Stock will be issued and, if all the Warrants (including the advisory warrants) are exercised, an aggregate of 4,000,000 additional shares of Common



Stock will be issued. Upon the happening of such events, the Company will have received gross proceeds of $18,000,000 (approximately $16,860,000 net) in exchange for the sale of approximately 49.6% of the shares of Common Stock on a fully-diluted basis and based on shares currently outstanding. See "Dilution of Holders of Common Stock."





         The Board of Directors has unanimously approved the Investment Transaction. The Investment Transaction is subject to the approval of the shareholders of the Company because insufficient shares are authorized for issuance under the Company's Certificate of Incorporation (see "Approval of Increase in Number of Common Shares Authorized") and to comply with certain rules of The Nasdaq Stock Market. Section 6(i)(1)(b) of Schedule D of the Nasdaq rules requires that, prior to issuing shares of a listed class such as the Common Stock that would result in the "change of control," the Company must obtain approval of the proposed issuance by a majority of the votes cast at the Annual Meeting. The consummation of the Investment Transaction may result in a change of control of the Company.

         If the Company is unable to conclude the Investment Transaction, the Company and Mr. Holmes have agreed that the Company would retain an investment banker to sell certain assets or the stock of one or more subsidiaries, and that Mr. Holmes would have the option to purchase an additional $2,000,000 principal amount of Notes and receive Warrants to purchase an additional 2,150,000 shares of Common Stock (the "Holmes Alternative"). If he made such new investment, the Company would use its best efforts to promptly cause the resignation of two then-current members of the Board of Directors of the Company and to cause the vacancies resulting thereby to be filled by individuals designated by Mr. Holmes and acceptable to the Company. The Bank Lenders have not approved the Holmes Alternative and there can be no assurance that they will do so or renegotiate the Existing Credit Agreement in a manner to permit the Company to continue to operate upon the implementation of the Holmes Alternative. See "Approval of Investment Transaction -- The Holmes Alternative."



         If the Company is unable to consummate either the Investment Transaction or the Holmes Alternative and to amend the Existing Credit Agreement, it may be forced to seek bankruptcy protection.

         The following chart summarizes the principal terms of each transaction between the Company, Mr. Holmes and Commonwealth:




           Transaction                      Date               Parties                   Principal Components
           -----------                      ----               -------                   --------------------
Purchase by Mr. Holmes of                 10/13/95        Mr. Holmes and the         Payment by Mr. Holmes of
$1,000,000 principal amount                               Company                    $1,000,000 to the Company for
of the Company's 12%                                                                 the note; agreement by the
subordinated promissory note                                                         Company to pay Mr. Holmes
due January 15, 1996 and                                                             interest thereon at 12% per
commitment by Mr. Holmes                                                             annum; agreement by the
to purchase an additional                                                            Company to issue warrants to
$1,000,000 of Notes in the                                                           purchase an aggregate of
Investment Transaction                                                               1,700,000 shares of Common
                                                                                     Stock at $2.50 per share
                                                                                     (subject to adjustment) to
                                                                                     Mr. Holmes; and commitment
                                                                                     by Mr. Holmes to purchase
                                                                                     an additional $1,000,000 of
                                                                                     Notes, such investment to
                                                                                     be integrated with the
                                                                                     Investment Transaction.

Retention by the Company of               10/20/95        Commonwealth and           Fee of 8% of the gross proceeds
Commonwealth Associates as                                the Company                of the Investment Transaction plus
the placement agent for the                                                          accountable expenses; minimum
Investment Transaction                                                               termination fee of $250,000 if the
                                                                                     Investment Transaction
                                                                                     is not completed, plus
                                                                                     accountable expenses, such amount
                                                                                     not to exceed $400,000;
                                                                                     agreement by the Company to
                                                                                     issue warrants to purchase
                                                                                     between 600,000 and 800,000
                                                                                     shares of Common Stock (based
                                                                                     on the amount of Notes sold) at
                                                                                     $2.50 per share (subject to
                                                                                     adjustment) to Commonwealth; and
                                                                                     grant by the Company to Commonwealth
                                                                                     of a right of first to act as the
                                                                                     Company's underwriter and placement
                                                                                     agent and to serve as the Company's
                                                                                     investment banker in certain
                                                                                     circumstances.




Background of Investment Transaction


         The Company has experienced substantial financial difficulty in 1994 and 1995 and has a current liability under the Existing Credit Agreement of $15,225,000, which is due January 15, 1996, and approximately $3,120,000 of unpaid trade debt as of November 25, 1995. The Company has operated during this period with a series of amendments and waivers from the Bank Lenders, one of which was given on October 13, 1995 in connection with the Holmes Transaction. If the Company is not able to restructure the repayment schedule with the Bank Lenders, it will be unable to meet its payment obligations at January 15, 1996.


         In addition, the Company lost $11,600,000 in 1994 and an additional $2,300,000 in the nine months ended September 30, 1995. The Company's net book value has declined from $4.52 per share at January 1, 1994 to $1.56 per share at September 30, 1995.


         The Company has negotiated the Investment Transaction with Commonwealth. The completion thereof is subject to the Company's ability to work out satisfactory terms for amendments to the Existing Credit Agreement with the Bank Lenders. The Bank Lenders have reviewed the Investment Transaction and have stated that, subject to satisfactory review prior to the closing of the Investment Transaction, they will consent to the Investment Transaction and will amend the Existing Credit Agreement to provide for an amortization of principal in equal installments of $500,000 at March 31, 1996 and June 30, 1996, equal quarterly installments of $750,000 beginning on September 30, 1996, with a payment of $7,475,000 due on January 15, 1999 (the "Revised Credit Agreement"). Commonwealth and Mr. Holmes have agreed that such terms are acceptable to them.



         If the Company is unable to conclude the Revised Credit Agreement and the Investment Transaction, the Company and Mr. Holmes have agreed to implement the Holmes Alternative. The Bank Lenders have not approved the Holmes Alternative and there can be no assurance that they will do so or renegotiate the Existing Credit Agreement in a manner to permit the Company to continue to operate upon the implementation of the Holmes Alternative.


         If the Company is unable to consummate either the Investment Transaction or the Holmes Alternative and to amend the Existing Credit Agreement, it may be forced to seek bankruptcy protection. All of the assets of the Company and its United States subsidiaries are pledged as collateral to the Bank Lenders. Completion of the transactions above will not ensure the Company's survival. Continuation of the Company as a going concern is also dependent upon the return of the Company to profitable operations.

         The completion of these transactions will result in substantial dilution of the shareholdings of all shareholders. See "Dilution of Holders of Common Stock."

         Summary of Business Activities. In 1990, management adopted a long range strategy to enhance the growth of the Company both by internal and external means. Management sought to grow the Company's U.S. military business by increasing its internal sales and engineering resources while simultaneously reducing the Company's dependence on the military budget by increasing its commercial and foreign customer base. Between 1990 and 1993, the Company acquired five businesses, primarily for cash and notes in the aggregate amount of approximately $25,300,000, and the assumption of certain liabilities.


         The Company acquired the Systems Division, based in Columbia, Maryland, in November 1990 for approximately $6,000,000 in cash. The Systems Division specializes in the integration of various manufacturers' computer software and hardware to address specific customer needs.

         In May 1992, the Company acquired a line of ruggedized computers and peripheral products marketed under the name KMS for approximately $1,700,000 in cash and assumed liabilities of approximately $400,000. Additional costs pursuant to the transaction resulted in a total acquisition cost of approximately $2,500,000. The purchase price was paid from the Company's cash balances. KMS operations were moved to Hauppauge, New York following the acquisition.

         In August 1992, the Company acquired assets and assumed certain liabilities and obligations related to the production of telecommunications test equipment and transmission enhancement products in Laconia, New Hampshire for approximately $6,000,000 in cash and assumed liabilities of approximately $1,000,000. Additional costs incurred pursuant to the transaction resulted in a total acquisition cost of approximately $8,000,000. The acquisition cost was funded by existing cash balances and $5,000,000 of additional borrowings under the Company's long-term credit agreement with the Bank Lenders.


         In January 1993, the Company acquired Lynwood Scientific Developments Limited, a U.K. company located in Farnham, England, for approximately $4,000,000 in cash, 330,497 shares (adjusted for stock dividends and stock splits) of Common Stock and warrants to purchase 39,000 shares of Common Stock at a price of $8.89 per share. The Common Stock was valued at approximately $1,100,000. The cash portion of the purchase price was paid from existing cash balances. Lynwood produces intelligent terminals, terminal emulators, TEMPEST computer products and high performance work stations for commercial and government markets.



         In October 1993, the Company acquired Codar Technology, Inc., located in Longmont, Colorado ("Codar"), for approximately $6,500,000 consisting of cash and notes payable. Additional costs incurred pursuant to the transaction resulted in a final total acquisition cost of approximately $7,600,000. The Company increased its term loan borrowings by $7,500,000 in conjunction with the acquisition. Codar produces ruggedized computers and equipment and provides systems integration and design services.


         Following the Codar acquisition in 1993, the Company structured its operations into two business segments: the Electronic Systems segment and the Telecommunications segment. The Electronic Systems segment included the Military Systems Group (the Military Products Division, based in Hauppauge, New York and the Codar Division, based in Longmont, Colorado), the Systems Division (based in Columbia, Maryland) and the Lynwood Division (based in Farnham, United Kingdom). The Telecommunications segment consists of the Wilcom Division (based in Laconia, New Hampshire).


         In April 1994, the Company announced that as part of its transition from the design and manufacture of computer peripherals toward both producing and integrating computer systems it would close its Hauppauge, New York based Military Products Division and transfer the division's operations to its Codar facility in Longmont, Colorado. As a direct result of the above, during the first quarter of 1994, the Company recorded a $9,500,000 charge, of which $7,300,000 was classified as a restructuring charge and $2,200,000 was charged to cost of sales. The transfer of operations to Colorado was substantially completed by the fourth quarter of 1994.



         The transition of the Military Systems Group to Colorado placed strains on the existing management and information systems at Codar which resulted in delayed shipments and significant cost overruns on long-term contracts, substantial losses on operations and significant cash flow issues. During the second half of 1994, the Codar subsidiary reported sales at a level substantially below earlier expectations.



         In 1995, the Company reorganized Codar's management. During the second quarter of 1995, which was the first full quarter under the new management team, the Company recorded mixed results. Revenue was $7,500,000, the highest in Codar's history. Operating losses during the quarter were $3,000,000, primarily due to cost-overruns on long-term contracts which were recognized during the quarter and inventory write-downs on slow moving or obsolete inventory. During the third quarter ended September 30, 1995, Codar had $6,400,000 in sales and reported a loss of $1,800,000. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 set forth in its entirety in Appendix 2 hereto.

         Capital and Credit Transactions. Until May 1994, the Company's borrowings were under unsecured credit lines and term loans. During 1992 and 1993, the Company borrowed no funds under these facilities, but borrowed $12,500,000 under term loans in connection with the acquisitions of Wilcom and Codar. In May 1994, the Company restructured its credit facilities to create secured lines of credit with its two principal lending institutions amounting to $6,000,000 and term loans of $9,175,000.


         On April 7, 1995, the Company entered into the Existing Credit Agreement. Under the terms of the Existing Credit Agreement, the then-existing term debt and lines of credit were converted into a revolving credit arrangement in exchange for a cash payment of $100,000 and the issuance of 125,000 shares of Common Stock to each of the Bank Lenders which the Company agreed to register with the Securities and Exchange Commission. The $100,000 cash payment, the issuance of the shares of Common Stock and other costs associated with the refinancing resulted in a charge against the Company's earnings of approximately $900,000 which is being amortized over the last three quarters of 1995. The Existing Credit Agreement required quarterly payments of $875,000, commencing in September 1995, which the Company was not able to make. The Existing Credit Agreement expires on January 15, 1996 at which time the remaining principal balance of $15,225,000 is due. Unless the Investment Transaction and restructuring take place, the Company will be unable to meet this obligation when it becomes due.


         In October 1994, the Company retained an investment banker to pursue strategic alternatives, including the sale of common or preferred stock, issuance of convertible debt, a business combination, the sale of all or a portion of the Company and establishment of a borrowing arrangement with new lending institutions. Separately, in November 1994, the Company sold 363,636 shares of Common Stock at $2.75 per share to an affiliate of Fundamental Management Corp. ("Fundamental"). C. Shelton James, a director of the Company, is the President and a director of Fundamental. In May 1995, the Company reached the letter of intent stage with a prospective purchaser to acquire the Company for publicly-traded stock of the acquiring company, which, based upon the price of the stock of the acquiring company, valued the Common Stock at approximately $3.45 per share. Subsequent to the completion of the prospective purchaser's due diligence, in July 1995, the prospective purchaser informed the Company that it would not proceed with the transaction on the terms previously announced. The Company continued to pursue other financing alternatives.


         In March 1995, the Company received a proposal for Charles S. Holmes to invest up to $8,000,000 in the Company in the form of convertible preferred stock with voting rights with the Common Stock coupled with warrants to purchase additional shares of Common Stock. Such proposal would have given Mr. Holmes an approximate 45% interest in the Company on a fully-diluted basis together with the right to designate three directors of the Company. The Company provided Mr. Holmes with certain information concerning the financial position of the Company and its projects and discussed Mr. Holmes' investment proposal with him.


         On August 4, 1995, Mr. Holmes introduced management of the Company to representatives of Commonwealth who proposed to raise up to $8,000,000. After discussions between management of the Company, Mr. Holmes and representatives of Commonwealth, a draft letter from Commonwealth proposing the Investment Transaction was presented to the Board of Directors at its meeting on October 3, 1995.


Management was authorized to negotiate final terms with Mr. Holmes of the Holmes Transaction providing for an investment of $1,000,000 and to execute a letter of intent with Commonwealth with respect to the Investment Transaction which was executed by the Company on October 20, 1995.


         The Board of Directors considered several different options including a potential disposition or merger of the Company, the possible sale of certain assets or the stock of one or more subsidiaries, the Holmes Transaction and the Investment Transaction. In approving the Holmes Transaction and the Investment Transaction, the Board considered the interests of all shareholders of the Company, the dilutive effects upon the current shareholders of the Company of various alternatives, the inability of the Company's investment bankers to find alternatives, and the obligations to the Bank Lenders which the Company would not be able to meet.

         On October 13, 1995, the Banks agreed to waive certain financial covenant defaults and to permit the Company and Mr. Holmes to proceed with the Holmes Transaction. The Banks also indicated their willingness to amend the Existing Credit Agreement consistent with the terms of the Revised Credit Agreement, subject to the simultaneous completion of the Investment Transaction and subject to completion of satisfactory documentation.

The Holmes Alternative


         In the event that the Investment Transaction is abandoned or is not consummated on or before January 31, 1996, Mr. Holmes will be entitled, on or before January 12, 1996 or such later date as may be mutually agreed between the parties, to purchase, upon written notice to the Company, (i) an additional $2,000,000 principal amount of the Company's Notes (the "Additional Note") and
(ii) warrants representing the right to purchase an additional 2,150,000 shares of Common Stock (the "Additional Warrant" and, together with the Additional Note, the "Additional Securities"), in each case, upon substantially the same terms and conditions as the respective Securities purchased by Mr. Holmes in the Holmes Transaction. In the event that Mr. Holmes, or a designee of Mr. Holmes, purchases all of the Additional Securities, the Company will, upon written notice from Mr. Holmes, (i) promptly retain the services of an investment bank, mutually selected by the Company and Mr. Holmes, to advise the Company on the sale of certain assets or the stock of one or more subsidiaries and offer such assets or stock for sale through such investment bank and (ii) use its best efforts to promptly cause the resignation of two then-current members of the Board of Directors of the Company and to cause the vacancies resulting thereby to be filled by individuals designated by Mr. Holmes. See "Approval of Investment Transaction -- Commonwealth Placement Agreement."


Description of the Securities


         The Securities will be issued pursuant to a Subscription Agreement, dated as of January 15, 1996, between the Company and the Investors (the "Subscription Agreement"). It is anticipated that each unit will consist of (i) $1,000 principal amount of the Notes and (ii) a detachable Warrant representing the right to acquire 250 shares of Common Stock and will be offered at a Unit purchase price of $1,000.



         The Notes. The Notes will mature on January 15, 2001 and will bear interest from the date of issuance at the rate per annum of 12%. Interest on the Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year commencing April 15, 1996. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law. The Notes will be subject to prepayment, in whole and not in part, at the option of the Company, at any time after the third anniversary of the date of issuance, without premium or penalty.



         Subordination. The indebtedness evidenced by the Notes, including any interest thereon, is subordinate and subject in right of payment to the prior payment when due in full of all Senior Indebtedness. Senior Indebtedness is defined in the Note to include, unless the terms respecting the particular indebtedness or obligation otherwise provide, the principal of, premium, if any, and any interest on, all liabilities of the Company, direct or contingent, joint, several or independent, now or hereafter existing, due or to become due, whether created directly or acquired by assignment or otherwise, under or in respect of the Existing Credit Agreement and all extensions, renewals and refunding of any of the foregoing up to the original amount (including the Revised Credit Agreement). At November 25, 1995, the amount of Senior Indebtedness outstanding was $15,225,000. There will be no sinking fund for the Notes.



         Conversion Rights. The Notes may be converted by the holders as to their principal amount into Common Stock of the Company at any time at a
conversion   price   equal  to  $2.00  per  share,  subject   to
adjustment. The conversion price of the Notes will be adjusted to $1.50 or $1.00, respectively, if the earnings before interest and taxes of the Company adjusted to reflect any amortization of expenses associated with the Investment Transaction fall below $4,500,000 or $3,000,000 in 1996. Should the Company sell the stock or assets of any of its subsidiaries in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The conversion price and the number of shares of Common Stock to be received upon conversion are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of the shares of Common Stock to be received upon conversion, (iii) the payment of dividends or other distributions in the form of the securities to be received upon conversion, and (iv) the issuance of shares of Common Stock at less than the conversion price. No adjustment of the conversion price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the conversion price last adjusted. The Company may force conversion of the Notes if, during any period prior to maturity, the closing price of the Common Stock exceeds $6.00 per share for 30 consecutive trading days prior to the giving of notice of
conversion.   Fractional   shares   will   not   be  issued    upon
conversion, but cash adjustment will be paid in lieu thereof. Interest will accrue on the Notes through the date of conversion. No payment or adjustment will be made for dividends on securities issued upon conversion.



         Restrictive Covenants of the Company. The Note will contain certain negative covenants prohibiting, among other things, the negative pledge of the Company's assets not otherwise encumbered by its senior lenders, the creation or incurrence of any liens on the Company's property or assets, the making of any investments, the payment of dividends on the Company's capital stock, the disposition of certain assets, certain affiliated party transactions and the merger or consolidation of the Company. The foregoing covenants, while advantageous to the holders of the Notes, could impede the ability of the Company to enter into certain transactions that might be advantageous to the Company.



         Events of Default. "Events of Default" under the Notes include failure to pay principal or interest, the failure to pay other indebtedness for borrowed money in excess of $500,000 when due, or the acceleration of such indebtedness, the failure to pay any judgment in excess of $500,000 when due or stayed, and voluntary or involuntary bankruptcy of the Company.




         If an Event of Default occurs and is continuing, then and in every such case the holders of the Notes may declare the Notes then outstanding to be immediately due and payable by a notice in writing to the Company, whereupon the same will be immediately due and payable. A payment default will result in an increased issuance to Investors of Warrants to purchase an amount of shares of Common Stock and until the Notes are fully repaid, the right of the Investors to elect a majority of the Company's Board of Directors. In the event of a Chapter 11 or Chapter 7 bankruptcy case involving the Company, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law.




         The Warrants. The Warrants will represent the right to acquire specified numbers of shares of Common Stock at an exercise price equal to $2.50 per share, subject to adjustment (the "Exercise Price"). The Exercise Price of the Warrants will be adjusted to $1.50 or $1.00, respectively, if the earnings before interest and taxes of the Company adjusted to reflect any amortization of expenses associated with the Investment Transaction fall below $4,500,000 or $3,000,000 in 1996. Should the Company sell the stock or assets of any of its subsidiaries in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The Exercise Price and the number of shares of Common Stock to be received upon exercise are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or
any   merger   or    consolidation   of    the   Company
into   or   with   a   corporation   or   other  business  entity,  or  the
sale   or   transfer   of   all   or   substantially  all   of   the
Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of shares of Common Stock to be received upon exercise, (iii) the payment of dividends or other distributions in the form of the securities to be received upon exercise, and
(iv) the issuance of shares of Common Stock at less than the Exercise Price. No adjustment of the Exercise Price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the Exercise Price last adjusted. Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, on or before January 15, 2001 (the "Expiration Date") by delivery of an Exercise Notice duly completed and tendering of the aggregate Exercise Price.





Registration Rights


         The Company has agreed to file a registration statement with the Securities and Exchange Commission with respect to the Warrants and the shares of Common Stock issuable upon conversion or exercise of the Notes and the Warrants (collectively, the "Registrable Securities") within the later of 90 days after the date of the closing of the Investment Transaction or March 31, 1996 and to use its best efforts to cause such registration statement to become effective within 60 days thereafter and to keep such registration statement effective for up to three years thereafter.



In the event the registration statement is not filed or declared effective and does not remain effective for such required time periods, the interest rate borne by the Notes will be increased by 1% per annum for each 90-day period (or portion thereof) that such failure continues, with such rate to reach 18% if such registration is not completed nine months after the closing of the Investment Transaction, provided that the interest rate borne by the Notes will not be increased if the Registrable Securities are otherwise freely-tradeable pursuant to Rule 144 or otherwise. Rule 144 provides a safe harbor for sales of restricted securities more than two years after the date of acquisition of such securities if such sales comply with the volume and manner of sale limitations contained in the rule. Upon the effectiveness or reeffectiveness of the registration statement, the interest rate borne by the Notes will be reduced to the original interest rate of the Notes.


         The Company has also agreed to include the Registerable Securities in any registration statement filed with the Securities and Exchange Commission with respect to any future public offerings initiated by the Company or any other selling shareholders (the "Piggy-Back Rights") and holders of a majority in interest of Registerable Securities will have the right, which right may be exercised no more than twice, to demand, at any time prior to December 31, 2005, that the Company file a registration statement with the Securities and Exchange Commission with respect to the Registrable Securities (the "Demand Rights"). The Company will bear all fees and expenses incurred in the preparation and filing of a registration statement relating to the exercise of all Piggy-Back Rights and the first exercise of the Demand Rights.

Board Representation


         In connection with the Holmes Transaction, Charles S. Holmes was elected as a director of the Company. In connection with the Investment Transaction, the Company has agreed to use its best efforts to cause the resignation of two current members of the Board of Directors and cause to be elected as directors two individuals acceptable to the Company and who are designated by the investors (including one designated solely by Mr. Holmes). No persons have yet been designated to serve in such capacity. Messrs. Barre, May and Rosenthal have tendered their resignations to the Company but the Board of Directors has yet to determine which two of the three resignations it will accept. Such decision will be made when the Board is advised of the names and backgrounds of the nominees for director proposed by the investor group. See "Election of Directors."

Commonwealth Placement Agreement


         Commonwealth, as placement agent, will receive a fee equal to 8% of the gross proceeds of the Investment Transaction together with the reimbursement of accountable expenses. After deducting the fees and expenses payable to the Placement Agent and miscellaneous expenses payable by the Company in connection with the Investment Transaction, the net proceeds to the Company are estimated to be approximately $5,020,000 to $6,860,000. Until December 31, 2000, Commonwealth has been granted a right of first refusal to act as the Company's underwriter and placement agent with respect to future public and private financings and serve as the Company's investment banker with respect to any potential acquisition, merger, divestiture, strategic planning or other activity, but only if the terms offered by Commonwealth are then comparable to those being offered by other investment banking firms to similarly situated companies. As a result, Commonwealth may be retained by the Company to implement the Holmes Alternative. Commonwealth is entitled to receive Warrants to purchase between 600,000 and 800,000 shares of Common Stock (based on the amount of Notes sold) upon terms and conditions identical to those of the Warrants as an advisory fee. If the Investment Transaction does not proceed including as a result of the failure of the Company's shareholders to vote in favor of Proposals 1 and 2, other than as a result of a breach by Commonwealth of its obligations, the Company is obligated to pay Commonwealth a minimum fee of $250,000, plus accountable expenses, such amount not to exceed $400,000.



Interest of Persons in Investment Transaction



         Mr. Charles S. Holmes, a director, is the principal purchaser in the Holmes Transaction and will be the principal purchaser in the Holmes Alternative. He was elected as a member of the Board of Directors at the time of the consummation of the Holmes Transaction. He received prepaid interest of $30,000 on the notes issued to him in connection with the Holmes Transaction.


Dilution of Holders of Common Stock

         The following is a brief summary of the dilutive effects of the Investment Transaction, assuming the sale and conversion of a minimum of $6,000,000 and a maximum of $8,000,000 of the Notes at $2.00 per share of Common Stock and assuming exercise of all of the related Warrants at $2.50 per share of Common Stock:

                                         Current
                                         Common                                     Upon Conversion           Assuming
                                         Stock Equity          Upon                 of the Notes and          adjustment for
                                         (including            Conversion           Exercise of the           Failure to Meet
                                         options)              of the Notes         Warrants                  EBIT Thresholds
                                         --------              ------------         ----------------          ---------------
Interests of current holders of
Common Stock...................Minimum       100%                 67.1%                   50.4%                 40.4%
                               Maximum       100%                 50.4%                   40.4%                 40.4%

Pro Forma Balance Sheet upon Occurrence of the Investment Transaction


         The following is a brief summary of the pro forma effects on the Company's consolidated balance sheets at September 30, 1995 and December 31, 1994 of the Investment Transaction and the Revised Credit Agreement, the effects of which are shown in the third column assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes, and of the conversion of all of the Notes and exercise of all of the related Warrants thereon, the effects of which are shown in the fourth column.

      Pro Forma Effect of Investment Transaction as at September 30, 1995


(in thousands)
                                                                             Pro Forma                              Pro Forma
                                                      Adjustments(1)       As Adjusted(1)      Adjustments(2)     As Adjusted(2)
                                                       --------------      --------------      --------------     --------------
                                                     Minimum   Maximum   Minimum   Maximum   Minimum   Maximum   Minimum   Maximum
                                                     -------   -------   -------   -------   -------   -------   -------   -------
ASSETS
   Total Current Assets................    $28,067   $5,020   $6,860     $33,087   $34,927  $13,270    $16,860   $41,337   $44,927
   Total Assets........................     45,681    6,900    9,000      52,581    54,681   13,270     16,860    58,951    62,541

LIABILITIES
   Total Current Liabilities...........     30,823  (13,475) (13,475)     17,348    17,348  (13,475)   (13,475)   17,348    17,348
   Total Long-Term Debt................        249   18,725   20,475      18,974    20,724   13,475     13,475    13,724    13,724
   Total Debt..........................     15,686    5,250    7,000      20,936    22,686        0          0    15,686    15,686

Book Value Per Share...................      $1.56     $.12     $.17       $1.78     $1.83     $.34       $.39     $2.00     $2.05
Stockholders' Equity...................     11,643    1,650    2,000      13,293    13,643   15,900     20,000    27,543    31,643

Interest Expense.......................      1,197      653      870       1,850     2,067        0          0     1,197     1,197
Net Loss...............................     (9,195)     935    1,191     (10,130)  (10,386)       0          0    (9,195)   (9,195)

Earnings Per Share.....................     ($1.25)       0        0      ($1.25)   ($1.25)    $.58       $.65    ($0.67)   ($0.60)

--------------------

(1) Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants and the implementation of the Revised Credit Arrangements.

(2) Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants (having an assumed value of $.50 per share), the implementation of the Revised Credit Arrangements, the conversion of all Notes, the exercise of all Warrants (including advisory Warrants) and the maximum adjustment of the exercise price of the Warrants.

       Pro Forma Effect of Investment Transaction as at December 31, 1994



(in thousands)
                                                                          Pro Forma                                 Pro Forma
                                                   Adjustments(1)       As Adjusted(1)       Adjustments(2)       as Adjusted(2)
                                                   --------------      --------------        -------------        --------------
                                                  Minimum   Maximum   Minimum    Maximum   Minimum    Maximum    Minimum    Maximum
                                                  -------   -------   -------    -------   -------    -------    -------    -------
ASSETS
   Total Current Assets................ $34,199   $5,020    $6,860    $39,219   $41,059    $13,270    $16,860    $47,469   $51,059
   Total Assets........................  53,720    6,900     9,000     60,620    62,720     13,270     16,860     66,990    70,580

LIABILITIES
   Total Current Liabilities...........  17,534  (13,475)  (13,475)     4,059     4,059    (13,475)   (13,475)     4,059     4,059
   Total Long-Term Debt................  10,169    8,750    10,500     18,919    20,669      3,500      3,500     13,669    13,669
   Total Debt..........................  16,296    5,250     7,000     21,546    23,296          0          0     16,296    16,296

Book Value Per Share...................   $2.83      $.23     $.28      $3.06     $3.11      $(.14)     $(.17)     $2.69     $2.66
Stockholders' Equity...................  20,296     1,650    2,000     21,946    22,296     15,900     20,000     36,196    40,296

Interest Expense.......................  (1,477)      870    1,160      2,347     2,637          0          0      1,477     1,477
Net Loss............................... (11,591)    1,246    1,588    (12,837)  (13,179)         0          0    (11,591)  (11,591)
Earnings Per Share.....................  ($1.69)     $.44     $.44     ($1.25)   ($1.25)      $.81       $.91     ($0.88)   ($0.78)


--------------------


(1) Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants and the implementation of the Revised Credit Arrangements.



(2) Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants (having an assumed value of $.50 per share), the implementation of the Revised Credit Arrangements, the conversion of all Notes, the exercise of all Warrants (including advisory Warrants) and the maximum adjustment of the exercise price of the Warrants.


Market for the Common Stock and Related Stockholder Matters

         The Common Stock trades in The Nasdaq Stock Market under the symbol NATL. The table below sets forth for the periods indicated the high and low sale prices for the Common Stock as adjusted for stock dividends and stock splits as compiled from published sources.
                                         -15-

                        Period                                     High                        Low
                        ------                                     ----                        ----
1995              First Quarter                                 $ 3                          $ 1 7/8
                  Second Quarter                                  3 1/2                        2 1/8
                  Third Quarter                                   3 1/4                        1 1/4
                  Fourth Quarter (through December __)            2 3/8                        1 3/16

1994              First Quarter                                   7                            5 3/16
                  Second Quarter                                  5 7/8                        3 5/8
                  Third Quarter                                   4 7/8                        2 7/8
                  Fourth Quarter                                  4 1/8                        2 3/16

1993              First Quarter                                  10 13/16                      8 3/16




     There have been no cash dividends declared or paid on the Common Stock during the past two years. The Existing Credit Agreement prohibits the payment of cash dividends. A 4% stock dividend on the Common Stock was paid to shareholders of record on February 25, 1994.



     As of November 1, 1995, the approximate number of record holders of the Common Stock as determined from the records of the transfer agent, American Stock Transfer and Trust Company, was 700. Street names are included collectively as a single holder of record. Management estimates that the Company has approximately 2,000 additional shareholders holding stock in street names.




Approval of the Investment Transaction

     Each of the Directors of the Company have agreed to vote or cause to be voted shares of Common Stock which they own or control or to use their best efforts to cause the shares of Common Stock (aggregating ______ shares or __% of the shares of Common Stock outstanding) to be voted in favor of the Investment Transaction.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
                PROPOSAL TO APPROVE THE INVESTMENT TRANSACTION.


           APPROVAL OF INCREASE IN NUMBER OF COMMON SHARES AUTHORIZED

     The Board of Directors is submitting for shareholder approval a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000. The full text of such amendment is set forth in its entirety in Appendix 3 hereto. The principal reason for recommending the amendment of the Certificate of Incorporation increasing the authorized shares of Common Stock is to accommodate the potential conversion to Common Stock of up to $8,000,000 of Notes and exercise of certain related Warrants to be issued as part of the Investment Transaction. Presently, the total number of authorized but unissued shares is inadequate to satisfy the possible conversion of the Notes to and exercise of the Warrants for Common Stock as required by the Investment Transaction.

     As of the Record Date, a total of [175,702] shares of Common Stock were authorized but not issued. As of that date, a total of [7,459,437] shares of Common Stock were issued and outstanding and a total of [2,364,861] shares of Common Stock were reserved or otherwise committed for possible issuance by the Company to the holders of various warrants and to employees pursuant to various benefit plans of the Company.

     The Notes will be convertible into 3,000,000 to 4,000,000 shares of Common Stock (5,000,000 to 8,000,000 shares if certain conditions are not met), and holders of the Warrants will acquire the right to purchase 1,500,000 to 2,000,000 shares of Common Stock (3,333,334 to 2,500,000 if certain conditions are not met) upon exercise thereof.



     The maturity date on the Existing Credit Agreement is January 15, 1996, with a remaining outstanding principal amount of $15,225,000. Under the Company's present financial condition, the available resources of the Company would be insufficient to meet this obligation. Amendment of the Existing Credit Agreement, which includes as an unconditional prerequisite the private placement of $6,000,000 of subordinated indebtedness, will extend the maturity of the amounts outstanding under the Existing Credit Agreement to January 15, 1999. The proposal to increase the Company's authorized Common Stock is thus intended to insure that the Company has sufficient Common Stock to meet the foregoing obligations and to provide approximately 8,878,000 to 10,578,000 additional authorized shares that could be issued in connection with exercises of stock options, possible future stock splits, stock dividends and mergers and acquisitions and to raise additional capital, which could include public offerings or private placements of Common Stock.



     While the Board of Directors believes it important that the Company have the flexibility that would be provided by having available additional authorized Common Stock, the Company does not now have any commitments, arrangements or understandings which would require the issuance of such additional shares of Common Stock other than the shares reserved for issuance pursuant to the Investment Transaction. The availability of additional authorized shares of Common Stock would simply permit the Board of Directors to respond in a timely manner to future opportunities and business needs of the Company as they may arise and would avoid the possible necessity and expense of a special meeting of shareholders to increase the authorized Common Stock.


     If the authorized shares of Common Stock are increased as proposed, the authorized shares of Common Stock would be available for issuance from time to time upon such terms and for such purposes as the Board of Directors may deem advisable without further action by the shareholders of the Company except as may be required by law or the rules of any stock exchange on which the Common Stock may be listed at a time or under circumstances as may decrease or increase the book value per share of Common Stock presently issued and outstanding, depending upon whether the consideration paid for such newly issued shares is less or more than the book value per share prior to such issuance. The issuance of additional shares could dilute the voting power and equity of the holders of outstanding Common Stock and may have the effect of discouraging attempts by a person or group to take control of the Company.



     The Company has authority to issue 2,000,000 shares of Preferred Stock, par value $.10 per share. The Preferred Stock may be issued in series. The Board of Directors of the Company is expressly authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights) of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of Preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock held of record by them.


     If the proposal to amend the Certificate of Incorporation is not approved, the Board of Directors intends to issue a class of Preferred Stock of the Company with full voting rights in the same class as Common Stock and cumulative preferred dividend rights although no party has committed to buy or place these securities.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's
Certificate   of   Incorporation   to  increase  the   authorized
shares of Common Stock from 10,000,000 to 25,000,000. Holders of Common Stock are entitled to one vote per share. There are no cumulative voting rights and no preemptive rights.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

                             ELECTION OF DIRECTORS

Nominees for Director

         The Certificate of Incorporation of the Company currently provides for a Board of Directors consisting of no less than three (3) nor more than seven
(7) directors with the number of directors within those limits fixed by the Board of Directors from time to time. The Board of Directors has fixed the number of directors at seven (7). Paragraph 7 of the Certificate of Incorporation further provides that such number may be increased to nine (9) who shall be divided into three classes serving three-year terms upon the occurrence of certain events including the beneficial ownership by a single entity of twelve percent (12%) or more of the outstanding shares of Common Stock entitled to vote in the election of directors.

         Accordingly, at the Annual Meeting, shareholders will elect seven (7) members of the Board of Directors to serve until the annual meeting of shareholders to be held in 1996 and until their respective successors are elected and qualify or until their resignation, removal, disqualification or death as provided in the Certificate of Incorporation and by-laws of the Company.

         The nominees for director, together with certain information furnished to the Company by each nominee, are set forth below. The nominees are all current members of the Company's Board of Directors.


         Mr. Charles S. Holmes is a party to an agreement with the Company with respect to his nomination to the Board of Directors. See "Approval of Investment Transaction -- Interest of Persons in Investment Transaction." In addition, the Company has agreed, in connection with the Investment Transaction, to use its best efforts to cause two then-current members of the Board of Directors to resign and two other individuals acceptable to the Company and who are designated by the Investors (including one designated by Mr. Holmes) to be appointed to the Board of Directors to fill such vacancies. Accordingly, two of the nominees being voted on at the Annual Meeting will subsequently resign if the Investment Transaction is completed. Messrs. Barre, May and Rosenthal have tendered their resignations to the Company but the Board of Directors has yet to determine which two of the three resignations it will accept. Such decision will be made when the Board is advised of the names and backgrounds of the nominees for director proposed by the investor group. See "Approval of Investment Transaction -- Board Representation."


                              Years Served
Name and Age                  as a Director                            Biographical Summary
------------                  -------------                            --------------------

Robert A. Carlson, 62               8                Mr. Carlson is Chairman and Chief Executive Officer of the
                                                     Company.  Until October 1995, he served as President and
                                                     Chief Executive Officer of the Company and until December
                                                     1989, he was President and Chief Operating Officer of the
                                                     Company.

Richard A. Schneider, 42            3                Mr. Schneider is Executive Vice President, Treasurer, Chief
                                                     Financial Officer and Secretary of the Company.  He was
                                                     elected a director of the Company on February 11, 1993.
                                                     From October 1988 until December 1992, he served as Vice
                                                     President - Finance and Treasurer of the Company.  He was
                                                     elected Secretary of the Company in January 1990.

Stephen A. Barre, 56                6                Mr. Barre is Chairman and Chief Executive Officer of
                                                     Servo Corporation of America, a communications and defect
                                                     detection company.

Charles S. Holmes, 50           2 months             Mr. Holmes has served as Principal and is the sole
                                                     stockholder of Asset Management Associates of New York,
                                                     Inc. ("Asset Management"), a New York-based firm
                                                     specializing in acquisitions of manufacturing businesses.
                                                     Mr. Holmes founded and was partner in Asset Management
                                                     Associates, a predecessor partnership of Asset Management, from 1978 to 1991.  Mr. Holmes has been Vice Chairman
                                                     of the Board of Directors of Chart Industries Inc., a
                                                     company specializing in the design, manufacture and sale of industrial process equipment, since its formation in June
                                                     1992.

C. Shelton James, 55                6                Mr. James is Chairman of the Board and Chief Executive
                                                     Officer of Elcotel Inc., a public communications company.
                                                     He also is President and a director of Fundamental
                                                     Management Corporation, an investment management
                                                     company, and is on the board of directors of Harris
                                                     Computer Systems Inc., a company engaged in the
                                                     manufacture of electronic computers, SK Technologies, a
                                                     company engaged in development and marketing of point-of-
                                                     sale and data communications software and market computer
                                                     hardware, and CPSI Inc., a company engaged in electronics
                                                     manufacturing.

John M. May, 67                    16                Mr. May is an independent consultant.  From 1975 to 1987,
                                                     he was Vice President and Director of Tower, Perrin, Inc.,
                                                     a management consulting firm.  He is also a director of
                                                     Olsten Corporation, a provider of temporary employee and
                                                     health care services.

Robert D. Rosenthal, 45            10                Mr. Rosenthal is President, Chief Executive Officer and a
                                                     Director of First Long Island Investors, Inc., a diversified investment and financial services company.  He also is Co-
                                                     Chairman and Co-Chief Executive Officer of the New York
                                                     Islanders, a franchise in the National Hockey League.  He is also a director of Global DirectMail Corp, a company
                                                     engaged in direct marketing.




Other Information as to Directors

         On October 3, 1995, Walter Lipkin's resignation as director of the Company was accepted effective October 13, 1995. The Board of Directors then elected Charles S. Holmes to the Board of Directors to fill the vacancy created by the resignation of Mr. Lipkin.

         The Board of Directors has standing Audit, Compensation and Nominating committees. During 1994, the Audit Committee members were Messrs. Lipkin, Rosenthal and James. The Audit Committee held two meetings during 1994. The Audit Committee recommends to the Board of Directors the independent auditors to be selected for the Company and reviews the following matters with the independent auditors: scope and results of the independent audits; corporate accounting; internal accounting control procedures; adequacy and appropriateness of financial reporting to shareholders and others; and such other related matters as the Audit Committee considers to be appropriate. The Audit Committee also recommends to the Board of Directors any changes in the independent auditing and accounting practices it determines to be appropriate.

         During 1994, the Compensation Committee members were Messrs. Lipkin, Rosenthal and May. The Compensation Committee held two meetings during 1994. The Compensation Committee recommends to the Board of Directors the compensation of the Company's officers, directors and certain other employees and any bonuses for officers. The Compensation Committee also determines the key employees and directors to whom, and the time or times at which, grants of options under the Company's stock option plans shall be made and the number of shares of Common Stock to be purchasable upon exercise of options granted under the stock option plans, and to interpret the stock option plans and to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations deemed necessary or advisable for the administration of the stock option plans. The Compensation Committee also has authority to select who is eligible for the stock option secured loan program.

         During 1994, the Nominating Committee members were Messrs. Barre, May and Lipkin. The Nominating Committee held one meeting during 1994. The duties of the Nominating Committee include evaluating and recommending candidates for election to the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders. Such nominations should be submitted in writing to the Secretary of the Company at the address noted above.

         The Board of Directors met six times during 1994 at regular and special meetings in person or by conference telephone. All incumbent members of the Board of Directors attended more than 75 percent of the total number of meetings of the Board of Directors and all committees of which they were a member during 1994.

         The Company indemnifies its executive officers and directors to the extent permitted by applicable law against liabilities incurred as a result of their service to the Company. The Company has two directors and officers liability insurance policies underwritten by the Aetna Casualty and Surety Company and by Fidelity & Casualty Company of New York in the aggregate amount of $5,000,000 renewable annually. The aggregate premium in 1994 was $150,000. No amounts have been claimed under the policies.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers, directors and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in their ownership of the equity securities of the Company with the Securities and Exchange Commission. Based solely on a review of the reports and representations furnished to the Company during the last fiscal year by such persons, the Company believes that each of these persons is in compliance with all applicable filing requirements. Under Section 16(b) of the Exchange Act, such persons also are required to disgorge to the Company any profit realized by any purchase and sale, or any sale and purchase, of equity securities of the Company within any period of less than six months. Pursuant thereto, Mr. Schneider was required to disgorge profits totalling $5,980 based on the sale of 1,000 shares and the purchase of 1,000 shares of the Common Stock one day short of the required six month waiting period in fiscal 1994.

         The enclosed proxy provides a means for shareholders to vote for the election of all of the directors listed above, to withhold authority to vote for one or more of such directors, or to withhold authority to vote for all of such directors. Unless a shareholder who withholds authority votes for the election of one or more other persons at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

         The current executive officers of the Company are as follows:

         Robert A. Carlson, 62, is the President and Chief Executive Officer of the Company. From December 1987 until December 1989, he was President and Chief Operating Officer of the Company.

         Richard A. Schneider, 42, is the Executive Vice President, Treasurer, Chief Financial Officer and Secretary of the Company. From October 1988 until December 1992, he served as Vice President - Finance and Treasurer of the Company. He was elected Secretary of the Company in January 1990.

Executive Compensation

         The following table sets forth all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the executive officers of the Company other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for each of the Company's last three fiscal years (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                               Long Term Compensation
                                                                                    ------------------------------------------------
                                                         Annual Compensation                 Awards          Payouts
                                     -----------------------------------------------------------------------------------------------
          (a)                             (b)      (c)           (d)       (e)          (f)          (g)        (h)         (i)
                                                                          Other
                                                                          Annual     Restricted  Securities
                                                                          Compen-      Stock     Underlying     LTIP     All Other
Name and Principal                       Fiscal                           sation      Award(s)    Options/     Payouts  Compensation
Position                                  Year  Salary ($)     Bonus ($)   ($)(1)       ($)       SARs (#)       ($)         ($)
---------------------------              -----  ----------    ----------   -------      ----     ---------       ----        ---
Robert A. Carlson -                       1994   $275,000          --         --         --      138,983(5)       --     $ 66,324(2)
President and Chief                       1993    260,000      $ 68,790       --         --       64,347          --       69,652(2)
Executive Officer                         1992    226,000       113,300       --         --      122,919          --       64,539(2)

Richard A. Schneider -                    1994    149,000          --         --         --       94,389(5)
Executive Vice                            1993    138,000        27,380       --         --       23,442          --       12,426(3)
President, Treasurer                      1992    118,000        36,970       --         --       30,147          --       13,993(3)
and Secretary                                                                                                     --       14,622(3)
Frank Tortorelli -                        1994    144,895          --         --         --       75,136(5)       --        5,298(4)
President, Military                       1993        n/a          --         --         --         --            --         --
Systems Group(6)                          1992        n/a          --         --         --         --            --         --


(1) The aggregate amount of all perquisites and other personal benefits paid to any Named Executive is not greater than either $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive.


(2) Includes $51,266, $59,122 and $59,022 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Carlson in each of the years 1992, 1993 and 1994, respectively, as well as $8,273, $7,909 and $7,302 of matching contributions made by the Company under the 401(k) deferred compensation plan and $5,000, $2,621 and $0 of contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Carlson for each of the years 1992, 1993 and 1994, respectively.



(3) Includes $6,781, $7,637 and $7,603 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Schneider in each of the years 1992, 1993 and 1994, respectively, as well as $4,341, $4,166 and $4,823 of matching contributions made by the Company under the 401(k) deferred compensation plan and $3,500, $2,190 and $0 of contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Schneider for each of the years 1992, 1993 and 1994, respectively.


(4) Includes $818 of life insurance premiums paid on a term life policy by the Company on behalf of Mr. Tortorelli in 1994, as well as $4,480 of matching contributions made by the Company under the 401(k) deferred compensation plan and $0 of contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Tortorelli for 1994.

(5) Options to acquire shares of the Common Stock that were granted in fiscal year 1994. At the same time, options for Mr. Carlson (102,951), Mr. Schneider (54,996) and Mr. Tortorelli (39,336) were canceled.


(6) Mr. Tortorelli resigned from his position as President of the Company's former Military Systems Group on May 1, 1995.


Employment Agreements


         The Company entered into an Employment Agreement (the "Carlson Employment Agreement") with Robert A. Carlson on October 16, 1995. Pursuant to the Carlson Employment Agreement, the term of Mr. Carlson's employment commenced on October 16, 1995 and will continue until November 30, 1997. Mr. Carlson will be paid salary at a rate of $214,500 per annum which represents a 25% reduction in salary from the prior year's level. In addition to such salary and assuming the Company attains certain annual targets, the Company will pay to Mr. Carlson an annual bonus equal to 100% of his salary. In addition, Mr. Carlson will be eligible to participate in all employee benefit programs, will be entitled to four weeks vacation, will continue to participate in the Company's retirement program, will be provided with use of a Company car, and will be granted options to purchase 250,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 225,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Carlson's employment without cause, the Company has agreed to provide Mr. Carlson with 20 days written notice, and provide him with a severance payment of a pro rata share of unused vacation for the full year plus a pro rata bonus under the Company's Bonus Plan, if the Company in its sole discretion so determines. In addition, the Company will pay Mr. Carlson either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Carlson's employment for cause, the Company will provide 20 days written notice, and reason for the termination. Mr. Carlson will have those 20 days to effect a cure to the Company's satisfaction, and, if so cured, such reason will no longer constitute cause for removal.



         The Company entered into an Employment Agreement (the "Schneider Employment Agreement") with Richard A. Schneider on October 16, 1995. Pursuant to the Schneider Employment Agreement, the term of Mr. Schneider's employment commenced on October 16, 1995 and will continue until October 16, 1997. Mr. Schneider will be paid salary at a rate of $135,000 per annum which represents a 25% reduction in salary from the prior year's level. In addition to such salary and assuming the Company attains certain annual targets, the Company will pay to Mr. Schneider an annual bonus equal to 87% of his salary. In addition, Mr. Schneider will be eligible to participate in all employee benefit programs, will be entitled to three weeks vacation, will continue to participate in the Company's retirement program, will be provided with use of a Company car, and will be granted options to purchase 125,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 100,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Schneider's employment without cause, the Company has agreed to provide Mr. Schneider with 20 days written notice, and provide him with a severance payment of a pro rata share of unused vacation for the full year plus a pro rata bonus under the Company's Bonus Plan, if the Company in its sole discretion so determines. In addition, the Company will pay Mr. Schneider either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Schneider's employment for cause, the Company has agreed to provide 20 days written notice, and reason for the termination. Mr. Schneider will have those 20 days to effect a cure to the Company's satisfaction, and, if so cured, such reason will no longer constitute cause for removal. In addition and pursuant to the Schneider Employment Agreement, the Company will loan to Mr.
Schneider the equivalent of the difference between his net salary and the net salary he was receiving immediately prior to the execution of the Schneider Employment

Agreement ($550.00 per week). This loan will be repayable out of any bonus paid to Mr. Schneider on account of work performed during the prior year; provided, however, that upon a resignation for Good Reason (as defined) or termination without cause, the full amount outstanding under such loans will be discharged in full.





Termination of Employment and Change in Control Agreements


         The Company entered into Executive Termination Agreements with Messrs. Carlson, Schneider, Tortorelli and four other employees, which provide for severance benefits in the event employment terminates within one year following a change in control of the Company unless termination is on account of death, or for cause. The agreements are renewable annually at the option of the Company. The agreements provide severance benefits which include an amount equal to two times annual base salary for Messrs. Carlson (subject to the following) and Schneider (the number of years or portions thereof, if less, until Mr. Carlson's sixty-fifth birthday times annual base salary for Mr. Carlson; one times annual base salary for the three other employees). Mr. Carlson's and Mr. Schneider's Executive Termination Agreements have been superseded by their employment agreements and Mr. Tortorelli's and one other employee's Executive Termination Agreements terminated when they resigned from the Company. The Executive Termination Agreements for the three other employees will not be triggered by the Investment Transaction unless their employment terminates within one year following the closing date unless the termination is on account of death or for cause.

Stock Options

         The table below summarizes the options granted to the Named Executives in 1994 and their potential realizable values. All these options were subsequently canceled.

                           OPTION/SAR GRANTS IN 1994

                                                                                                       Potential
                                                                                                  Realizable Value at
                                                                                                    Assumed Annual
                                                                                                 Rates of Stock Price
                                                                                                     Appreciation
                                   Individual Grants                                               for Option Term(1)
-----------------------------------------------------------------------------------------     ---------------------------
             (a)                   (b)             (c)            (d)           (e)                (f)          (g)
                                Number of      % of Total
                                Securities    Options/SARs
                                Underlying     Granted to        Exercise or
                               Options/SARs     Employees        Base Price    Expiration
Name                           Granted (#)    in Fiscal Year        ($/Sh)         Date           5% ($)      10% ($)
------------------------------ ------------   --------------       -------        -----          -------     -------
Robert A. Carlson -
President and Chief              36,032             7%               $6.25      10 years          $141,627      $358,911
Executive Officer               102,951(2)         21%               $5.25       5 years          $149,330      $329,979

Richard A. Schneider -
Executive Vice President         39,393             8%               $4.74      10 years          $117,431      $297,587
Treasurer and Secretary          54,996(2)         11%               $5.25       5 years          $ 79,772      $176,273

Frank Tortorelli -
President, Military              35,800             7%               $5.25      10 years          $118,201      $299,542
Systems Group(3)                 39,336(2)          8%               $5.25       5 years          $ 57,057      $126,080

--------

(1) Option price compounded annually at 5% and 10% over the ten year term minus the exercise price times the number of shares subject to the option.

(2) Such options were granted on May 26, 1994 in connection with the cancellation of options granted for the same number of shares at earlier dates. Such options were subsequently canceled and new options were granted to Messrs. Carlson and Schneider on October 16, 1995 for 250,000 and 125,000 shares, respectively, at a per share exercise price of $2.50. The terms of such options called for such options to become exercisable at a rate of 25% per year on the anniversary date of the grant. All such options were to expire after the fifth anniversary of the date of grant.

(3) All of Mr. Tortorelli's options were canceled by the Company 30 days after Mr. Tortorelli resigned from the Company, or June 1, 1995, in accordance with their terms.

         The table below summarizes the exercise of stock options during 1994 by the Named Executives.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                          AND FY-END OPTION/SAR VALUES


              (a)                  (b)                   (c)                 (d)                   (e)
                                                                         Number of
                                                                         Securities            Value of
                                                                         Underlying            Unexercised
                                                                         Unexercised           In-the-Money
                                                                         Options/SARs at       Options/SARs at
                                                                         FY-End (#)            FY-End ($)
                           Shares Acquired                               Exercisable/          Exercisable/
Name                       on Exercise (#)       Value Realized ($)      Unexercisable         Unexercisable(1)
------------------         --------------       ------------------      --------------------  -------------

Robert A. Carlson -
President and
Chief Executive
Officer                         10,140                $34,223            47,579/166,906            $336/$0

Richard A. Schneider -
Executive Vice
President,
Treasurer and Secretary          -0-                       $0              7,768/87,559             $86/$0

Frank Tortorelli -
President, Military
Systems Group                    -0-                       $0              4,056/58,392              $0/$0

--------

(1) Market price at December 31, 1994 minus exercise price times the number of shares underlying the unexercised options.

         The table below sets forth certain information with respect to the cancellation and grant described in footnote (2) to the Option/SAR Grants table above.

                           TEN-YEAR OPTION REPRICING

           (a)                   (b)              (c)             (d)              (e)          (f)              (g)
                                                                                                          Length of Original
                                               Number of    Market Price of   Exercise Price    New          Option Term
                                                Options    Stock at Time of    at Time of     Exercise   Remaining at Date of
Name                             Date          Canceled      Cancellation     Cancellation      Price       Cancellation
-----------------------------  --------        ---------     -------------    ------------    ---------     ------------
Robert A. Carlson -             01/01/93        13,715            $4.50          $8.17         $5.25      8 years, 7 months
President and                   02/23/93        38,060            $4.50          $8.97         $5.25      8 years, 8 months
Chief Executive                 11/29/93        15,144            $4.50         $10.82         $5.25      9 years, 6 months
Officer                         01/01/94        26,000            $4.50          $6.25         $5.25      9 years, 7 months
                                01/02/94        10,032            $4.50          $6.25         $5.25      9 years, 7 months


Richard A. Schneider -          12/10/92        16,224            $4.50          $6.40         $5.25      8 years, 6 months
Executive Vice                  01/01/93         4,474            $4.50          $8.17         $5.25      8 years, 7 months
President,                      05/03/93        14,483            $4.50          $9.06         $5.25      9 years
Treasurer and Secretary         11/29/93         5,422            $4.50         $10.82         $5.25      9 years, 6 months
                                01/01/94        10,400            $4.50          $6.25         $5.25      9 years, 7 months
                                01/02/94         3,993            $4.50          $6.25         $5.25      9 years, 7 months


Frank Tortorelli -              12/10/92        16,224            $4.50          $6.40         $5.25      8 years, 6 months
President, Codar                01/01/93         2,312            $4.50          $8.17         $5.25      8 years, 7 months
Technology Inc.                 01/01/94        20,800            $4.50          $6.25         $5.25      9 years, 7 months


         The new options were for a term of five years with a vesting provision of 25% per year beginning on the one year anniversary of the grant. All the new options were subsequently canceled and new options were granted on October 16, 1995 to Messrs. Carlson and Schneider for 250,000 and 125,000 shares, respectively, at a per share exercise price of $2.50.

Supplemental Retirement Plan

     The Company has a non-qualified Supplemental Retirement Plan pursuant to which the Company may pay from general revenues to two currently eligible employees the difference between (i) 2.5% (5.0% for the President/CEO) of the average of the employees' highest consecutive five year earnings per year of service to a maximum of 50% and (ii) those benefits payable under the Pension Plan, social security and from any other prior employers' defined benefit pension plan.

     Typical retirement benefits as in effect on December 31, 1994 are shown in the table below:

                                  ESTIMATED ANNUAL NORMAL RETIREMENT PENSION AND
                                 SUPPLEMENTAL BENEFITS FOR VARIOUS COMBINATIONS OF
                               SPECIFIED COMPENSATION AND YEARS OF CREDITED SERVICE


                                           Years of Credited Service at Retirement
                           -----------------------------------------------------------------------------
     Remuneration                10            15           20            25            30            35
     ------------              ------        ------       ------        ------        ------        ----
       $  50,000           $  4,610      $  6,915      $  9,220     $  8,125      $ 13,830       $ 13,830
          75,000              7,485        11,228        14,970       14,888        22,455         22,455
         100,000             10,360        15,540        20,720       22,075        31,080         31,080

         125,000             13,235        19,853        26,470       29,263        39,705         39,705
         150,000             16,110        24,165        32,220       36,450        48,330         48,330
         175,000             18,985        28,478        37,970       43,638        56,955         56,955

         200,000             21,860        32,790        43,720       50,825        65,580         65,580
         225,000             24,735        37,103        49,470       58,013        74,205         74,205
         250,000             25,982        38,972        51,963       59,122        77,945         77,945

         300,000             25,982        38,972        51,963       59,122        77,945         77,945
         400,000             25,982        38,972        51,963       59,122        77,945         77,945

     The benefits shown in the table above have been computed on an actuarial basis and are not subject to any deduction for social security or other offset amounts. The compensation covered by the Pension Plan includes the amounts shown in columns (c), (d) and (e) of the Summary Compensation Table.

     It is estimated that Messrs. Carlson and Schneider, who have ten and six years of credited service, respectively, will receive each year at normal retirement age the following total aggregate annual amounts under the Pension Plan and the non-qualified Supplemental Retirement Plan: $160,213 and $66,818, respectively.

Director Compensation

     During 1994, each director who was not also an officer of the Company was paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1995, each director who is not also an officer of the Company will be paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1994, directors who were also officers of the Company received no remuneration for attendance at Board and committee meetings. No such compensation is contemplated to be paid during 1995 either.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 1994, the members of the Compensation Committee were John M. May (Chairman), Walter Lipkin and Robert D. Rosenthal. During fiscal year 1994 and formerly, none of such persons was an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company, except that Mr. Lipkin served as a Vice President or Senior Vice President and Treasurer of the Company from 1954 through 1989. In addition, during the fiscal year ended December 31, 1994, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company. Mr. Lipkin has resigned, as a director

Compensation Committee Report on Executive Compensation

     The Compensation Committee recommends to the Board of Directors the compensation of the Company's officers, directors and certain other employees and any bonuses for officers. The Compensation Committee's recommendations for compensation during 1994 were accepted by the Board of Directors.


     The salary of the executive officers is reviewed annually by the Compensation Committee with reference to a survey of the compensation levels of the executive officers of companies in the electronics industry of a comparable size and of selected public companies which the Compensation Committee believes are competitors of, or similarly situated to, the Company. When setting the salary of the executive officers for 1994, the Compensation Committee reviewed the American Electronics Association's 1992 Executive Compensation Survey of the Electronics Industry (the "AEA Survey") which used data from over 515 companies nationwide, including data for companies in the same general business and of a similar size to the Company. Based on this review, the salaries of the Company's executive officers was set in the 75th percentile of the salaries paid by the companies in the AEA Survey. Bonus targets are separately established at the beginning of each year with reference to the Company's performance against preset criteria principally relating to corporate profit and growth, in each case as established by the Compensation Committee. Target bonus amounts which may be earned are established as a percentage of base salary by the Compensation Committee by reference to the previously described survey. For 1994, these target bonus amounts ranged from 20 to 50 percent of the officer's base salary which was also in the 75th percentile of the bonuses paid by the companies in the AEA Survey. Bonuses are paid based upon actual results of operations for the year against the pre-established targets. For 1994, such targets related to earnings per share.



     Mr. Carlson's compensation during 1994 was composed of $285,000 in salary and no bonus. The Compensation Committee established his salary in the 75th percentile of compensation of chief executive officers of selected companies, as previously described. Mr. Carlson was not awarded any of his target bonus based on the Company's results compared to the criteria established at the beginning of the year related to earnings per share. However, the Compensation Committee recommended that certain options granted to Mr. Carlson be repriced so as to serve as a more meaningful motivation for Mr. Carlson and to align Mr. Carlson's interests more closely with those of the Company's shareholders. The granting to Mr. Carlson of an option to purchase 102,951 shares of Common Stock at an exercise price of $5.25 per share was directly associated with the cancellation of a like amount of options with exercise prices ranging from $10.82 to $6.25 per share.



                                           John M. May, Chairman
                                           Robert D. Rosenthal

Performance Graph

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) The Nasdaq Stock Market index (U.S. companies) and (ii) the Nasdaq non-financial stocks index.


                                   [PERFORMANCE GRAPH]


                        1989             1990             1991             1992             1993              1994
                        ----             ----             ----             ----             ----              ----
The Company             $100             $152             $238             $424             $324              $140

Nasdaq SMI               100               85              136              159              181               177

Nasdaq NFI               100               88              142              155              178               170



Principal and Management Shareholdings

     The following table sets forth information concerning persons or groups who are known by the Company to be the beneficial owners of more than 5% of the Common Stock as of November 1, 1995. The information in the table below is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.


                                                           Number of Shares of                    Percent of
                                                           Common                                 Company
Name and Address of Beneficial Owner                       Stock Beneficially Owned(1)            Common Stock
------------------------------------                        ------------------------              ------------
Lindner Fund Inc.
7711 Carondelet Avenue
Box 16900
St. Louis, MO  63105(2)  . . . . . . . . . . . . . .                     405,600                          5.43%

Fundamental Management Corporation
201 South Biscayne Boulevard
Suite 1450
Miami, FL  33131(3). . . . . . . . . . . . . . . . .                     415,429                          5.57%

C.L. King & Associates
Nine Elk Street
Albany, NY  12207(4) . . . . . . . . . . . . . . . .                     451,451                          6.05%

Pioneering Management Corporation
60 State Street
Boston, MA  02114(5) . . . . . . . . . . . . . . . .                     451,500                          6.05%


--------

(1) To the knowledge of the Company, beneficial owners named in the above table have sole voting power with respect to the shares listed opposite their names.


(2) These shares are reportedly owned by Lindner Fund Inc., an investment company registered under the Investment Company Act of 1940, of which Ryback Management Corporation is the investment company adviser registered under Section 203 of the Investment Advisers Act of 1940.

(3) These shares are reportedly owned by various limited partnerships of which Fundamental Management Corporation is the general partner.

(4) These shares are reportedly owned by a passive investor. C.L. King & Associates is the registered broker dealer for such investor and is registered under Section 15 of the Securities Exchange Act of 1934, as amended.

(5) These shares are reportedly owned by a passive investor. Pioneer Management Corporation is the investment company adviser of such investor and is registered under Section 203 of the Investment Advisers Act of 1940.

     Shares of Common Stock beneficially owned as of November 1, 1995 by each director, nominee for director and executive officer of the Company and by all directors and executive officers of the Company as a group are set forth in the following table. This table is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.

                                                     Beneficial Ownership of Shares(1)
                                            ----------------------------------------------------
                                            Number of Shares of                  Percent of
                                            Common Stock                         Company
Name                                        Beneficially Owned(2)                Common Stock(3)
------------------------------------------  ------------------                   ------------
Robert A. Carlson .......................        100,467                          1.30%
Stephen Barre ...........................         17,654                            *
C. Shelton James(4) .....................         14,793                            *
Charles S. Holmes(5).....................              0                            *
John M. May.............................          47,489                            *
Robert D. Rosenthal .....................         69,700                            *
Richard A. Schneider ....................         16,812                            *
All directors and officers
  as a group (7 persons) ................        266,915                         *5.43%

--------
*         Less than 1%

(1) Directors and executive officers have sole voting power and sole investment power with respect to the shares listed opposite their names.

(2) Excludes options exercisable within 60 days of November 1, 1995 for such persons as follows: Mr. Carlson, 0; Mr. Barre, 3,120; Mr. James, 7,401; Mr. Holmes, 0; Mr. May, 3,120; Mr. Rosenthal, 3,120; Mr.
          Schneider, 0; and all directors and officers as a group, 16,761.


(3) The percentages of Common Stock outstanding are based on 7,459,437 shares outstanding on November 1, 1995.

(4) Excludes 385,636 of Common Stock owned by various limited partnerships of which Fundamental Management Corporation, an investment company of which Mr. James is President and a director, as to which shares Mr. James shares voting and dispositive power.

(5) Excludes Notes convertible into 500,000 shares of Common Stock and Warrants exercisable for 850,000 shares of Common Stock upon consummation of the Investment Transaction.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick, Jericho, New York, as the Company's independent auditors for the year ending December 31, 1995. In accordance with the by-laws of the Company, the Board of Directors is submitting its selection of KPMG Peat Marwick to the shareholders for ratification and approval. If the selection is not ratified and approved, the Board of Directors will reconsider its choice. KPMG Peat Marwick, an international firm of certified public accountants, has been retained as auditors by the Company each year since 1981. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting to make a statement, should the representative desire to do so, and to answer appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1995.


                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING


     Shareholder proposals for inclusion in the proxy materials and consideration at the 1996 Annual Meeting of Shareholders, if any, must be received by the Company on or before ________ __, 1996 in order to be included in the proxy material of the Company for that meeting.

                                      By Order of the Board of Directors,


                                      Richard A. Schneider,
                                      Secretary


Dated:   December 15, 1995



     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.





     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission may be obtained without charge (except for exhibits to such annual report, which will be furnished upon payment of the Company's reasonable expenses in furnishing such exhibits) by any such person solicited hereunder by writing to: Richard A. Schneider, Secretary, NAI Technologies, Inc., 2405 Trade Centre Avenue, Longmont, Colorado 80503. A copy of such report, without exhibits, is also attached hereto as Appendix 1.

                                   Appendix 1

            [RESTATED FORM 10-K TO BE INCLUDED IN DEFINITIVE FILING]

                                   Appendix 2

    [FORM 10-Q FOR SEPTEMBER 30 QUARTER TO BE INCLUDED IN DEFINITIVE FILING]

                                   Appendix 3

                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       of

                             NAI Technologies, Inc.
                            (a New York corporation)

                       (Under Section 805 of the Business
                   Corporation Law of the State of New York)


                         =============================

     The undersigned, desiring to amend a certificate of incorporation under the provisions of the Business Corporation Law of the State of New York (hereinafter referred to as the "BCL"), hereby certifies as follows:

     FIRST. The name of the corporation is NAI Technologies, Inc. (hereinafter referred to as the "Corporation"). The name under which the Corporation was originally formed is North Atlantic Industries, Inc.

     SECOND. The original Certificate of Incorporation of the Corporation was filed by the New York Department of State on July 15, 1954. The Restated Certificate of Incorporation of the Corporation was filed with the New York Department of State on August [13], 1991.

     THIRD. Paragraph "3" of the Restated Certificate of Incorporation of the Corporation, which sets forth the aggregate number and designations of shares of stock which the Corporation shall have the authority to issue, is hereby eliminated in its entirety and the following language is substituted in lieu thereof which has the effect of increasing from ten million (10,000,000) to twenty-five million (25,000,000) the number of shares of Common Stock the Corporation shall have authority to issue:

          "3. The aggregate number of shares of stock which the Corporation shall have the authority to issue is twenty-seven million (27,000,000) shares, of which twenty-five million (25,000,000) shares shall be designated Common Stock, each such share having a par value of $.10, and of which two million (2,000,000) shares shall be designated Preferred Stock, each such share having a par value of $.10."

     FOURTH. Paragraph "4" of the Restated Certificate of Incorporation of the Corporation, which sets forth the terms and conditions under which the Corporation may issue its Preferred Stock, is hereby restated in its entirety without making any amendment to or change in the provisions thereof:

          "4. The Preferred Stock may be issued in series. The Board of Directors of the Corporation is hereby expressly authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights) of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of Preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock held by them of record."

     FIFTH: The aforesaid amendment to Paragraph 3 of the Restated Certificate of Incorporation of the Corporation have been authorized (1) by the [unanimous] vote of the Board of Directors of the Corporation taken at a meeting of said Board of Directors and (2) by the vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon taken at a meeting of said shareholders, respectively, all in accordance with Section 803(a) of the BCL.



     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed and subscribed in its name this ___ day of January, 1996, and the statements contained herein are affirmed as true under the penalties of perjury.



                                            NAI TECHNOLOGIES, INC.


                                            By____________________________
                                               Robert A. Carlson
                                               President


                                            By____________________________
                                               Richard A. Schneider
                                               Secretary

                                   APPENDIX 4

                                   PROXY CARD


                             NAI TECHNOLOGIES, INC.

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 15, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert A. Carlson or [Lenthel Stanton] and each of them, proxies of the undersigned, with full power of substitution, to vote all Common Stock of NAI Technologies, Inc., a New York corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Long Island headquarters of Chemical Bank, located at 395 North Service Road, Melville, New York 11747, on Monday, January 15, 1995 at 10:00 a.m. (local time), or any adjournment thereof, with all the powers the undersigned would have if personally present on the following matters:

     1. PROPOSAL TO RATIFY AND APPROVE THE ISSUANCE BY THE COMPANY OF CERTAIN DEBT SECURITIES AND WARRANTS CONVERTIBLE OR EXERCISABLE INTO OR FOR APPROXIMATELY 8,000,000 SHARES OF THE COMPANY'S COMMON STOCK TO INVESTORS IN A PROPOSED PRIVATE PLACEMENT WHICH WILL RESULT IN THE POTENTIAL ISSUANCE OF MORE THAN 20% OF THE COMPANY'S COMMON STOCK AND MAY RESULT IN A CHANGE OF CONTROL OF THE COMPANY.

                      FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

     2. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK FROM 10,000,000 TO 25,000,000.

                      FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

     3.  ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR:   Robert  A.  Carlson,
                                                            Richard           A.
                                                            Schneider,   Stephen
                                                            A. Barre, C. Shelton
                                                            James,   Charles  S.
                                                            Holmes,  John M. May
                                                            and     Robert    D.
                                                            Rosenthal

     FOR all Nominees [ ]     WITHHOLD AUTHORITY     INSTRUCTIONS:  to  withhold
                              to vote for            authority to  vote for  any
                              all Nominees [ ]       individual  Nominee,  write
                                                     that  Nominee's name in the
                                                     space provided below.


                                                     ---------------------------


     4. PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1995.


                      FOR [ ]     AGAINST [ ]     ABSTAIN [ ]



     5. IN THEIR DISCRETION, THE ABOVE-NAMED PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" ITEMS 1, 2 AND 4 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 5.



                              The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any Proxy or Proxies heretofore given. You may strike out the persons named as proxies and designate a person of your choice, and may send this Proxy directly to such person.


                              DATED:                                     , 199_


                              Please complete, date and sign exactly as your name appears hereon. When signing as attorney, administrator, executor, guardian, trustee or corporate official, please add your title. If shares are held jointly, each holder should sign.